Exhibit 2.1
EXECUTION COPY
AMENDMENT NO. 1
     This Amendment No.1 (this “Amendment”) to the Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), dated as of May 10, 2011, among Colonel Holdings, Inc., a Delaware corporation (“Parent”), Colonel Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and CKx, Inc., a Delaware corporation (the “Company”), shall be effective as of May 17, 2011.
RECITALS
     WHEREAS, Parent, Merger Sub and the Company desire to amend the Merger Agreement upon the terms and conditions hereinafter set forth; and
     WHEREAS, pursuant to Section 8.4 of the Merger Agreement, Parent, Merger Sub and the Company may amend the Merger Agreement by action taken or authorized by their respective Boards of Directors.
     NOW, THEREFORE, the Merger Agreement is hereby amended as follows:
ARTICLE I
DEFINITIONS
     Section 1.1  Defined Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.
ARTICLE II
AMENDMENTS TO MERGER AGREEMENT
     Section 2.1  Amendments to the Recitals.
     (a) The sixth recital to the Merger Agreement is hereby deleted and replaced with the following:
“WHEREAS, (i) concurrently with the execution and delivery of this Agreement, Apollo Investment Fund VII, L.P., certain of its affiliated investment funds and Parent have entered into an equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), and (ii) Goldman Sachs Bank USA and Parent have entered into an amended and restated debt commitment letter, effective as of the date hereof (the “Debt Commitment Letter” and together with the Equity Commitment Letter, the “Commitment Letters”); and”.
     (b) The seventh recital to the Merger Agreement is hereby deleted and replaced with the following:

“WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, one or more stockholders of the Company have delivered to Parent a support agreement (collectively, as each such support agreement may be amended, modified or supplemented from time to time with the Company’s prior written consent, the “Support Agreements”) in respect of the Common Shares (if any) held by them (the “Support Agreement Shares”) and the Series B Preferred Shares and Series C Preferred Shares (each as hereinafter defined) held by them, pursuant to which such stockholders shall, among other things, (i) agree not to tender Support Agreement Shares held by them (if any) into the Offer, (ii) support the Merger and the other transactions contemplated hereby and (iii) prior to the Effective Time, transfer or exchange the Support Agreement Shares (if any) and the Series B Preferred Shares and the Series C Preferred Shares held by them to or with Parent or an Affiliate of Parent, in each case, on the terms and subject to the conditions set forth in the Support Agreements.”
     Section 2.2  Amendment to Section 1.1(b).
     (a) On line ten of Section 1.1(b) of the Merger Agreement, the words “fifth (5th) Business Day prior to” are hereby inserted immediately before the words “the Merger Outside Date”.
     (b) On line sixteen of Section 1.1(b) of the Merger Agreement, the words “, or otherwise subject to voting arrangements consistent with,” are hereby inserted after the words “in accordance with”.
     Section 2.3  Amendment to Section 1.4(a). On line twelve of Section 1.4(a) of the Merger Agreement, the words “, or otherwise subject to voting arrangements consistent with,” are hereby inserted after the words “in accordance with”.
     Section 2.4  Amendments to Section 1.5.
     (a) On line five of Section 1.5(a) of the Merger Agreement, the words “, or otherwise subject to voting arrangements consistent with,” are hereby inserted after the words “in accordance with”.
     (b) On line five of Section 1.5(c) of the Merger Agreement, the words “, or otherwise subject to voting arrangements consistent with,” are hereby inserted after the words “in accordance with”.
     Section 2.5  Amendments to Section 3.1.
     (a) Section 3.1(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:
“Each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares, and (ii) Common Shares to be cancelled pursuant to 3.1(c)), shall thereupon be cancelled and converted automatically into, and shall thereafter only represent the right to receive, the Offer Price per Common Share in cash, without interest, and subject to deduction for any required withholding Taxes as described in Section 3.4 (the “Per Share Merger Consideration”).”

     (b) Section 3.1(c) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:
“Each Common Share, Series B Preferred Share and Series C Preferred Share (collectively, the “Shares”) held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.”
     Section 2.6  Amendment to Exhibit A. On line four of subparagraph (a) of Exhibit A to the Merger Agreement, the words “, or otherwise subject to voting arrangements consistent with,” are hereby inserted after the words “in accordance with”.
ARTICLE III
MISCELLANEOUS
     Section 3.1  Effect on the Merger Agreement. This Amendment shall be deemed incorporated into the Merger Agreement and shall be construed and interpreted as though fully set forth therein. Except as amended and modified herein, the Merger Agreement remains in full force and effect.
     Section 3.2  Miscellaneous. Article IX of the Merger Agreement shall apply mutatis mutandis to this Amendment.
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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

COLONEL HOLDINGS, INC.
By:	/s/ Darren Glatt
	Name:	Darren Glatt
	Title:	President

COLONEL MERGER SUB, INC.
By:	/s/ Darren Glatt
	Name:	Darren Glatt
	Title:	President

CKX, INC.
By:	/s/ Howard J. Tytel
	Name:	Howard J. Tytel
	Title:	Senior Executive Vice President, Director of Legal and Governmental Affairs
[Signature Page to Amendment No. 1 to the Agreement and Plan of Merger]